Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Introduction

This Code of Business Conduct and Ethics (this “Code”) of MISCOR Group, Ltd. (the “Company”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out policies to guide all employees, officers and directors of the Company. All of the Company’s employees, officers and directors must conduct themselves according to these policies and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code. If you have any questions about these conflicts or this Code, you should ask your supervisor or the compliance officer designated from time to time by the Board of Directors (the “Compliance Officer”) how to handle the situation. Contact information for the current Compliance Officer is set forth at Exhibit A attached to this Code. Upon any subsequent appointment of a new Compliance Officer, the Company shall promptly notify all employees and officers of such change and shall attach a revised Exhibit A to this Code setting forth the updated contact information for such Compliance Officer.

Those who violate the policies in this Code will be subject to disciplinary action, up to and including a discharge from the Company and, where appropriate, civil liability and criminal prosecution. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the policies described in Section 14 of this Code.

2.	Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is one of the foundations on which this Company’s ethical policies are built. All employees, officers and directors must respect and obey the laws, rules and regulations (including insider trading laws) of the cities and states in which we operate. Although not all employees, officers and directors are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

3.	Conflicts of Interest

The Company respects the rights of employees, officers and directors to manage their personal affairs and investments and does not wish to intrude upon their personal lives. At the same time, employees, officers and directors must act in the best interests of the Company and avoid situations that present a potential or actual conflict between their interests and the interests of the Company, absent full disclosure and approval by appropriate, disinterested Company representatives.

A “conflict of interest” exists when a person’s private interests interfere in any way - or even appear to interfere - with the interests of the Company. A conflict situation can arise when an employee, officer or director of the Company takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or any member of his or her immediate family, receives improper personal benefits as a result of his or her position in or with the Company. Loans to, or guarantees of obligations of, employees, officers or directors or their immediate family members also create conflicts of interest.

Conflicts of interest are generally prohibited as a matter of Company policy. Exceptions may only be made after review and approval of specific or general categories by senior management (in the case of employees) or the Board of Directors (in the case of officers or directors). Conflicts of interest may not always be clear cut, so if you have a question, you should consult with your supervisor or the Compliance Officer. Any employee, officer or director who becomes aware of a conflict or potential conflict, or knows of any material transaction or relationship that reasonably could be expected to give rise to such a conflict, should promptly bring it to the attention of a supervisor, manager or other appropriate personnel who is not involved in the matter giving rise to such a conflict or potential conflict, or the Compliance Officer, or consult the policies described in Section 14 of this Code.

Examples of Conflicts of Interests:

It is impractical to conceive of and set forth rules that cover all situations in which a conflict of interest may arise. The basic factor in all theses situations is, however, the division of loyalty or the perception of a division of loyalty, between the Company’s best interests and your interests. Guidelines with respect to several sensitive areas in which actual, potential or apparent conflicts of interest are likely to occur are set forth below.

Relationships with a Competing Business and Certain Other Entities:

Engaging in a competing business with the Company is a conflict of interest. In addition, certain relationships with a competing business or an entity that has a material financial or adverse relationship with the Company are also conflicts of interest. For that reason, no employee, officer or director may, without prior approval:

1. Engage in any competing business with the Company; or

2. Engage in the following activities with a competing business, an entity that has a material financial relationship with the Company or an entity whose interests are adverse to or conflict with, in a material respect, the interests of the Company:

• serve as a director, officer or key personnel;

• own more than 10% of the stock or other equity interest; or

• provide directly consulting, legal, advisory or other  services.

The determination of whether a “material financial relationship” exists or whether an interest is adverse to (or in conflict with) the interests of the Company in a material respect will be made on a case-by-case basis.

Outside or Additional Part-Time Work:

While the best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf, employees may wish to take on additional part-time work with organizations that are not our competitors, customers or suppliers. While such work in itself does not constitute a conflict of interest, the second job must be strictly separated from the employee’s job at the Company, and is subject to the following restrictions.

• Outside work must not be done on Company time and must not involve the use of Company equipment or supplies.

• The employee should not attempt to sell products or services from the outside work to the Company.

• Performance of the outside work must not interfere with or  prevent the employee from devoting the time and effort  needed to fulfill the employee’s primary duties and obligations as an employee of the Company.

Direct Reporting to Spouse, Partner or Immediate Family:

The potential for a conflict of interest clearly exists if your immediate family member (i.e., a spouse, sibling, child or parent) or someone with whom you have a romantic relationship also works at the Company and is in a direct reporting relationship to you. Employees should not directly supervise, report to or be in a position to influence the hiring, work assignments or evaluations of an immediate family member or someone with whom they have a romantic relationship.

Gifts and Entertainment:

The giving or receiving of a business gift by the Company’s employees, officers and directors may present a conflict of interest and in some cases may be prohibited by law or regulation. Employees, officers and directors may not accept gifts or entertainment from customers or suppliers or potential customers or potential suppliers other than those of nominal value, such as meals, calendars, flowers, fruit, candy, books and advertising novelties. Similarly, employees may accept entertainment, but only in so far as it is reasonable in the context of the business at hand and to facilitate the Company’s interests. Employees are strictly prohibited from soliciting gifts, gratuities or business courtesies for the benefit of themselves, any family member or friend.

4.	Insider Trading

The federal securities laws strictly forbid employees, officers and directors from buying or selling Company securities while in possession of material nonpublic information about the Company. Likewise, employees, officers and directors may not “tip” a family member, friend or other person by providing that person with material non-public information about the Company. Any of these actions may amount to “insider trading” and are strictly prohibited. Officers and directors should refer to the Company’s Policy on Insider Trading, which contains more detailed policies and rules relating to transactions in the Company’s securities. If you have any questions, please consult the Compliance Officer.

5.	Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for improper personal gain, and no employee, officer or director may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

6.	Competition and Fair Dealing

We seek to outperform our competitors fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies, is prohibited. Our employees, officers and directors should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

7.	Record-Keeping and Questionable Accounting or Auditing Matters

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions and to provide full, fair, accurate and timely disclosure. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal and accounting requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained under any circumstances. The accurate and timely reporting of our financial results and financial condition requires that all financial information be recorded promptly and accurately, and that our systems for recording and reporting that information be properly functioning and subject to regular and thorough evaluations. Moreover, no employee, officer or director may improperly influence the Company’s outside auditors in connection with their audit of the Company’s books and records. While we all may not be familiar with accounting procedures, we must endeavor to make sure that every business record is accurate, complete and reliable. All employees are responsible to report to the Company any concerns regarding questionable accounting or auditing matters that may come to their attention. This policy also applies to all operating reports or records prepared for internal or external purposes, such as quality control reports or sales projections. False, misleading or incomplete information impairs the Company’s ability to make good decisions, undermines trust in the long term, and may in some cases be illegal.

The Company’s financial statements and books and records on which they are based must accurately reflect all corporate transactions. All receipts and disbursements of corporate funds shall be promptly and properly recorded on the Company’s books, and the Company’s records must disclose the nature and purpose of the transactions.

All financial officers shall cooperate fully with the independent auditors of the Company and under no circumstances withhold any information from them.

The Company’s investors, creditors and other decision makers rely on its records and have a right to information which is timely and accurate.

A director, officer or employee may not maintain the Company’s accounting or other records, or cause them to be maintained, in such a way that they do not reflect the true nature of transactions, account balances or other matters with clarity and completeness.

A director, officer or employee may not establish for any purpose an unauthorized, undisclosed or unrecorded fund or asset account involving Company assets.

A director, officer or employee may not allow transactions with a supplier, agent or customer to be structured or recorded in a way not consistent with normal business practice or generally accepted accounting principles.

No false or artificial entries shall be made on the books or records of the Company or its subsidiaries for any reason.

No payment on behalf of the Company shall be made or approved with the understanding that it will or might be used for something other than the stated purposes.

The shifting of charges or costs to inappropriate accounts is prohibited.

No false, incomplete or misleading entries or records shall be created. No undisclosed or unrecorded corporate funds shall be established for any purpose, nor shall the Company funds be placed in any personal or noncorporate account.

“Slush funds” or similar off-book accounts, where there is no accounting for receipts or expenditures on corporate books, are prohibited.

A system of internal accounting controls shall be maintained which is sufficient to provide reasonable assurances that transactions:

(a)	are executed in accordance with Management’s authorization.

(b)	are recorded in a manner that permits preparation of financial statements in conformity with generally accepted accounting principles and other applicable criteria; and

(c)	are recorded so as to maintain accountability for the Company’s assets.

No officer, employee or director acting on behalf of the Company shall engage in any activity which circumvents the Company’s systems of internal controls.

Business records and communications often become public, and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos and formal reports.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation please consult the Compliance Officer.

8.	Confidentiality

Employees, officers and directors of the Company must maintain the confidentiality of information entrusted to them by the Company or its suppliers or customers, except when disclosure is either expressly authorized by the Company or required by laws, regulations or legal proceedings. Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed. Confidential information includes, without limitation, financial information, forecasts and analyses and offers and proposals for acquisitions, dispositions and other transactions, and the appraisals, studies and other documents and analyses related thereto. Employees, officers and directors are required to keep confidential all confidential information and may not disclose, reveal or discuss this information with persons outside of the Company or use this information for their own direct or indirect benefit or for the direct or indirect benefit of any family member, friend, relative or other recipient of the information. Should any employee, officer or director have a question as to whether certain information is considered confidential information, that person should contact or consult with the Compliance Officer.

The obligation to keep Company information confidential continues following termination of the employment or other relationship with the Company, and the Company will pursue all legal remedies available at law or in equity to prevent any former employee, officer or director from using Company confidential information.

9.	Protection and Proper Use of Company Assets

All employees, officers and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes only. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

Employees, officers and directors are obligated to protect the Company’s assets, including its proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It could also be illegal and result in civil or even criminal penalties. Employees, officers and directors who have access to proprietary and confidential information are obligated to safeguard it from unauthorized access in accordance with the Company’s policy on confidential information (see Section 8 of this Code).

10.	Payments to Government Personnel; Political Activities and Contributions

The U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. The State of Indiana has similar rules. Other state and local governments, as well as foreign governments, may have similar rules. The Compliance Officer can provide guidance to you in this area.

The Company respects and supports the rights of employees to participate in political activities. However, these activities should not be conducted on Company time or involve the use of any Company resources such as telephones, computers or supplies. Employees will not be reimbursed for personal political contributions.

The Company may sometimes express its views on local and national issues that affect its operations. In such cases, Company funds and resources may be used, but only when permitted by law and by our strict Company policies. The Company may also make limited contributions to political parties or candidates in jurisdictions where it is legal and customary to do so. No employee, officer or director may make or commit to political contributions on behalf of the Company without approval from the Compliance Officer.

11.	Disclosures in Public Filings

The Company’s filings made under the Securities Exchange Act of 1934, such as quarterly and annual reports and proxy statements, are to contain full, fair, accurate, timely and understandable disclosures. All press releases and shareholder communications must also contain such disclosures. The Company has procedures in place to achieve these goals with respect to securities reports and shareholder communications. Any employee, officer or director who has concerns about disclosures being made in these documents should feel free to contact any member of the Company’s Audit Committee (if one has been appointed by the Board of Directors) or of the Company’s Board of Directors or the Compliance Officer.

12.	Accounting Complaints

The Company’s policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer or employee of the Company has unresolved concerns or complaints regarding questionable accounting or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Company's Board of Directors. Subject to its legal duties, the Board will treat such submissions confidentially. Employees are requested to mark all communications “CONFIDENTIAL” and forward complaints on a confidential basis to the independent member of the Company’s Board of Directors designated to receive such communications who is identified at Exhibit A attached to this Code. The Board of Directors may from time to time appoint or designate other independent directors to receive such communications in the future and, in such event, shall promptly notify all employees and officers of such change and provide contact information for the independent director so designated. Following such designation, a new Exhibit A shall be appended to this Code which identifies all independent directors designated to receive confidential communications as provided herein.

13.	Waivers of the Code of Business Conduct and Ethics

It may be appropriate for a provision of the Code to be waived in a particular circumstance. Any employee seeking a waiver should speak to his or her supervisor, who will likely need to involve other persons in considering of the waiver request.

Any waiver of this Code for executive officers or directors may be made only by the Board of Directors or a Board committee and will be promptly disclosed to the Company’s shareholders and otherwise as required by law or regulations of the Securities and Exchange Commission and any exchange or trading system on which the Company's securities are traded.

14.	Reporting any Illegal or Unethical Behavior

If you believe that actions have taken place, may be taking place or may be about to take place that violate or would violate this Code, you must bring the matter to the attention of the Company. You are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and whenever you may have questions about the best course of action in a particular situation. Any supervisor or manager who receives a report of a potential violation of this Code must report it immediately to the Compliance Officer. If you are still not satisfied with the response, you may contact the Chairman of the Board of the Company or any of the Company’s independent directors as identified on Exhibit A. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees.

You are required to communicate any violations of this Code to the Company’s human resources department or the Compliance Officer, by any of the following methods:

• In writing, either by internal mail or U.S. mail;

• By e-mail; or

• By telephone.

All employee communications made in good faith will be treated promptly and professionally and without risk of retribution whatsoever. Any use of these reporting procedures in bad faith or in a false or frivolous manner will be considered a violation of this Code.

We would prefer you identify yourself to facilitate our investigation of any report. However, you may choose to remain anonymous. We will use reasonable efforts to protect the identity of any person who reports potential misconduct and any retaliation for reports of misconduct by others made in good faith will not be tolerated. Indeed, any employees, officers or directors who engage in retaliation are subject to discipline, up to and including termination, and in appropriate cases, civil and/or criminal liability. We will also use reasonable efforts to protect the identity of the person about or against whom an allegation is brought, unless and until it is determined that a violation has occurred. Any person involved in any investigation in any capacity of possible misconduct must not discuss or disclose any information to anyone outside of the investigation unless required by law or when seeking his or her own legal advice, and is expected to cooperate fully in any investigation.

15.	Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

16.	Compliance Standards and Procedures

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Because we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are some steps to keep in mind:

• Make sure you have all the facts. In order to reach the right  solutions, we must be as fully informed as possible.

• Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

• Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

• Discuss the problem with your supervisor. This is the basic  guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

• Seek help from Company resources. In the rare case where  it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Compliance Officer.

• Your report of violations of this Code may be made in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. We do not permit retaliation of any kind against employees for good faith reports of violations of this Code or questionable accounting or auditing matters.

• Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

17.	Administration

Board of Directors. The Board of Directors will help ensure this Code is properly administered.

Officers and Managers. All officers and managers are responsible for reviewing this Code with their employees and ensuring they have signed the attached certification. Officers and managers are also responsible for the diligent review of practices and procedures in place to help ensure compliance with this Code.

CERTIFICATION

I hereby acknowledge that I have read the Code of Business Conduct and Ethics of MISCOR Group, Ltd., have become familiar with its contents, and will comply with its terms. Any violations of which I am aware are noted below.

Name (please print)

Signature

Date

Please describe any violations, exceptions or comments below:

Exhibit A

Compliance Officer	Address, Telephone Number and Email Address

James M. Lewis	MISCOR Group, Ltd. 1125 S. Walnut Street South Bend, Indiana 46619 Phone: 574-234-8131 Email: jlewis@magnetech.com

Independent Director(s) to whom Confidential Communications Should be Submitted Pursuant to Section 12 of this Code	Address, Telephone Number and Email Address

William J. Schmuhl, Jr.

Richard A. Tamborski